Exhibit 99.1

For information, contact:

Media: Lisa Martin-Walsh (713) 309-4890

Investors: Doug Pike (713) 309-7141

Occidental to Sell 10 Million Shares of Its

Lyondell Common Stock

HOUSTON (Oct. 30, 2006) – Lyondell Chemical Company (NYSE: LYO) announced today that one of its stockholders, Occidental Petroleum Corporation, is offering to sell 10 million of its shares of Lyondell common stock in a registered public offering. As a part of the offering, Occidental has granted to the underwriters an over-allotment option to purchase up to 1.5 million additional shares of Lyondell common stock owned by it. Lyondell will not receive any of the proceeds from the offering.

Following the offering, Occidental will own approximately 20.3 million shares of Lyondell common stock (or approximately 8.2 percent of shares outstanding at Sept. 30, 2006) or approximately 18.8 million shares if the over-allotment option is exercised. Occidental also holds a warrant to purchase an additional 5 million shares of Lyondell at $25 per share. Occidental will be subject to a 90-day “lock-up” period, during which it will be restricted from selling any of its remaining shares or its warrant.

Credit Suisse Securities (USA) LLC is acting as the sole book-running manager and Banc of America Securities LLC is the co-manager for this offering. The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. You also may access these documents for free on the investor relations page of the registrant’s web site at www.lyondell.com. Alternatively, the company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037 (toll free). Copies of the prospectus relating to the offering also may be obtained by contacting: Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York 10010-3629.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

SOURCE: Lyondell Chemical Company